                                                                        EXHIBIT 99.1
Corporate Communications One Market, Spear Tower Suite 2400 San Francisco, CA 94105 1-800-743-6397	NEWS November 8, 2006
CONTACT: PG&E Corporation

PG&E CORP. RAISES OUTLOOK FOR 2006, REPORTS THIRD QUARTER RESULTS, REAFFIRMS GUIDANCE FOR 2007

▪
Consolidated net income reported under GAAP was $1.09 per share for PG&E Corporation for the quarter ended September 30, 2006, compared with $0.65 per share in the same quarter of 2005. (All “per share” amounts are presented on a diluted basis.)

▪
Net income for the third quarter was $393 million, compared with $252 million for the same quarter last year. Net income rose primarily due to recovery of costs incurred for electric transmission scheduling services, recovery of interest and litigation costs incurred in connection with disputed generator claims, and higher gas transmission revenue.

▪	Earnings from operations for the third quarter were $0.86 per share compared with $0.62 per share in the same quarter of 2005.

▪	Guidance for 2006 earnings from operations is raised by $0.05 per share to a range of $2.45-$2.55 per share. Guidance for 2007 earnings from operations is reaffirmed at $2.65-$2.75 per share.

(San Francisco) -- PG&E Corporation’s (NYSE: PCG) consolidated net income reported in accordance with generally accepted accounting principles (GAAP) was $393 million, or $1.09 per share, in the third quarter of 2006. In the same period last year, consolidated net income was $252 million, or $0.65 per share.
On a stand-alone basis, PG&E Corporation’s Pacific Gas and Electric Company subsidiary’s GAAP results were $375 million for the third quarter of 2006, compared with $244 million in the same quarter of 2005.
“Strong operational performance, combined with better than anticipated results in several areas, elevated our overall quarterly results to put the company on course to exceed prior expectations for 2006,” said Peter A. Darbee, PG&E Corporation Chairman, CEO and President. “Looking ahead to 2007, our outlook remains in line with our previous guidance.”

EARNINGS FROM OPERATIONS

On a non-GAAP basis, PG&E Corporation’s earnings from operations for the third quarter were $310 million, or $0.86 per share, compared with $239 million, or $0.62 per share, in the same quarter of 2005.
Positive factors affecting quarter-over-quarter operational results include higher gas transmission revenues in 2006, recovery of litigation costs associated with disputed generator claims stemming from the California energy crisis following regulatory review, and lower costs related to utility litigation compared with 2005 (see “Earnings per Common Share from Operations, Third Quarter 2006 vs. Third Quarter 2005” in the accompanying financial tables).
This income was partially offset by a “carrying cost credit” for the quarter that has been provided to customers since November 2005 to compensate them for pre-funding future tax liabilities associated with the refinancing of a regulatory asset put in place to resolve the utility’s Chapter 11 case (see “Terms in Press Release” below).
Quarter-over-quarter per share amounts were also affected by the positive impact of share repurchases in November 2005, which resulted in fewer shares outstanding for 2006 when compared with 2005.
Earnings from operations for the third quarter were not impacted by the cost of electricity and natural gas provided to customers, or the cost of fuel to generate electricity. Increases or decreases in these expense categories are generally offset by revenue adjustments authorized by the California Public Utilities Commission (CPUC).

ITEMS IMPACTING COMPARABILITY

Earnings from operations for the quarter exclude certain income and expenses reported in GAAP net income that reflect events or circumstances considered to be unusual and generally not reflective of ongoing, core operations. For the third quarter, these include the recent regulatory authorization for recovery of costs associated with electric transmission scheduling services dating back to 1998, as well as recovery of interest costs incurred in connection with disputed generator claims stemming from the California energy crisis (see the accompanying financial tables for a reconciliation of earnings from operations to consolidated net income in accordance with GAAP).

EARNINGS GUIDANCE

As a result of the positive third quarter and year-to-date results, PG&E Corporation raised its guidance for 2006 by $0.05 per share, to a range of $2.45-$2.55 and expects to finish toward the top end of that range. The company reaffirmed its previous guidance for 2007 earnings from operations in the $2.65-$2.75 per share range. Guidance for 2007 assumes that items that have impacted year-to-date 2006 results, such as gas transmission revenues and the level of litigation expenses, return to historical levels.
Guidance assumes that the utility earns its authorized return on equity of 11.35 percent and, for 2007 guidance, that the proposed settlement agreement to resolve the utility’s 2007 general rate case is approved by the CPUC.
PG&E Corporation bases guidance on “earnings from operations” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of items that management believes do not reflect the normal course of operations. Earnings from operations are not a substitute or alternative for consolidated net income presented in accordance with GAAP (see the accompanying financial tables for a reconciliation of guidance of earnings from operations to guidance of consolidated net income in accordance with GAAP).

Supplemental Financial Information:

❑
In addition to the financial information accompanying this release, an expanded package of supplemental financial and operational information for the quarter will be furnished to the Securities and Exchange Commission and also will be available shortly on PG&E Corporation’s website (www.pgecorp.com).

Conference Call with the Financial Community to Discuss Third Quarter Results:

❑
Today’s call at 2:00 p.m. Eastern time is open to the public on a listen-only basis via webcast. Please visit www.pgecorp.com for more information and instructions for accessing the webcast. The call will be archived on the website. Also, a toll-free replay will be accessible shortly after the live call through 9:00 p.m. EST, on November 14, 2006, by dialing 877-690-2089. International callers may dial 402-220-0645.

Terms used in this press release:

❑
Carrying Cost Credit - This is a credit that has been provided to customers since November 2005 to compensate them for the pre-funding of future tax liabilities associated with the refinancing of the regulatory asset, which was put in place as part of Pacific Gas and Electric Company’s bankruptcy settlement. For 2006, this credit reduces customer rates by approximately $125 million. The regulatory asset was established in 2004 to provide the financial stability for the company to emerge from Chapter 11. In order to save customers almost $1 billion in lower financing and tax costs over the 9-year life of the regulatory asset, the company refinanced the regulatory asset in 2005 by issuing two series of energy recovery bonds (ERBs). The first series of ERBs was issued in February 2005 to refinance the after-tax portion of the regulatory asset. The second series of ERBs was issued in November 2005 to pre-fund the utility's tax liability that will be incurred as the utility collects the revenue to pay off the first series of ERBs. The credit is computed at the utility’s authorized rate of return. The carrying cost credit will decline as the taxes are paid, reaching zero in 2012 when the ERBs and related taxes are expected to be paid in full.

This press release contains forward-looking statements regarding management’s guidance for PG&E Corporation’s 2006 and 2007 earnings per share from operations. These statements are based on current expectations and various assumptions which management believes are reasonable, including that Pacific Gas and Electric Company (Utility) earns its authorized rate of return. These statements and assumptions are necessarily subject to various risks and uncertainties, the realization or resolution of which are outside of management's control. Actual results may differ materially. Factors that could cause actual results to differ materially include:

•	Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility’s ability to earn its authorized rate of return;

•	How the Utility manages its responsibility to procure electric capacity and energy for its customers;

•	The adequacy and price of natural gas supplies, and the ability of the Utility to manage and respond to the volatility of the natural gas market for its customers;

•
The operation of the Utility’s Diablo Canyon nuclear power plant, which could cause the Utility to incur potentially significant environmental costs and capital expenditures, and the extent to which the Utility is able to timely increase its spent nuclear fuel storage capacity at Diablo Canyon;

•
Whether the Utility is able to recognize the benefits expected to result from its efforts to improve customer service through implementation of specific initiatives to streamline business processes and deploy new technology;

•
The outcome of proceedings pending at the Federal Energy Regulatory Commission (FERC) and the California Public Utilities Commission (CPUC), including the Utility’s 2007 General Rate Case and the Utility’s application for approval of new long-term generation resource commitments;

•
How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the CPUC’s decisions permitting the establishment of holding companies for the California investor-owned electric utilities, and the outcome of the CPUC's new rulemaking proceeding concerning the relationship between the California investor-owned energy utilities and their holding companies and non-regulated affiliates;

•	The impact of the recently adopted Energy Policy Act of 2005 and future legislative or regulatory actions or policies affecting the energy industry;

•
Whether the Utility is determined to be in compliance with all applicable rules, regulations, tariffs and orders relating to electricity and natural gas utility operations, including those relating to the procurement of renewable energy, resource adequacy, greenhouse gas emissions, electric reliability standards, and billing and collection practices, and the extent to which a finding of non-compliance could result in customer refunds, penalties or other non-recoverable expenses;

•	Increased municipalization and other forms of bypass in the Utility’s service territory; and

•	Other factors discussed in PG&E Corporation's SEC reports.

###

PG&E Corporation
Condensed Consolidated Statements of Income
(in millions, except per share amounts)
(Unaudited)

Source: PG&E Corporation’s and Pacific Gas and Electric Company’s Condensed Consolidated Financial Statements and Notes thereto included in PG&E Corporation’s and Pacific Gas and Electric Company's combined Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Operating Revenues
Electric	$2,470	$2,107	$6,547	$5,546
Natural gas	698	697	2,786	2,424
Total operating revenues	3,168	2,804	9,333	7,970
Operating Expenses
Cost of electricity	884	742	2,195	1,626
Cost of natural gas	298	326	1,539	1,293
Operating and maintenance	795	740	2,639	2,177
Depreciation, amortization and decommissioning	456	481	1,291	1,320
Total operating expenses	2,433	2,289	7,664	6,416
Operating Income	735	515	1,669	1,554
Interest income	40	22	104	60
Interest expense	(152)	(145)	(470)	(438)
Other income (expense), net	(22)	(14)	6	(16)
Income Before Income Taxes	601	378	1,309	1,160
Income tax provision	208	139	470	436
Income From Continuing Operations	393	239	839	724
Discontinued Operations	-	13	-	13
Net Income	$393	$252	$839	$737
Weighted Average Common Shares Outstanding, Basic	347	372	345	376
Earnings Per Common Share From Continuing Operations, Basic	$1.09	$0.63	$2.36	$1.88
Net Earnings Per Common Share, Basic	$1.09	$0.66	$2.36	$1.91
Earnings Per Common Share From Continuing Operations, Diluted	$1.09	$0.62	$2.33	$1.86
Net Earnings Per Common Share, Diluted	$1.09	$0.65	$2.33	$1.89
Dividends Declared Per Common Share	$0.33	$0.30	$0.99	$0.90

Reconciliation of PG&E Corporation’s Earnings from Operations to Consolidated Net Income in Accordance with Generally Accepted Accounting Principles (GAAP)
Third Quarter and Year-to-Date, 2006 vs. 2005
(in millions, except per share amounts)

	Three months ended September 30,				Nine months ended September 30,
	Earnings		Earnings per Common Share Diluted		Earnings (Loss)		Earnings (Loss) per Common Share Diluted

	2006	2005	2006	2005	2006	2005	2006	2005

PG&E Corporation Earnings from Operations (1)	$310	$239	$0.86	$0.62	$752	$727	$2.09	$1.87
Items Impacting Comparability (2)
Scheduling Coordinator Cost Recovery (3)	55	-	0.15	-	77	-	0.21	-
Environmental Remediation Liability (4)	-	-	-	-	(18)	-	(0.05)	-
Recovery of Interest on PX Liability (5)	28	-	0.08	-	28	-	0.08	-
Energy Crisis/Chapter 11 Interest Costs (6)	-	-	-	-	-	(3)	-	(0.01)
Total	83	-	0.23	-	87	(3)	0.24	(0.01)
Discontinued Operations - NEGT (7)	-	13	-	0.03	-	13	-	0.03
PG&E Corporation Earnings on a GAAP basis	$393	$252	$1.09	$0.65	$839	$737	$2.33	$1.89

1.     Earnings from operations exclude items impacting comparability.

2.     Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with GAAP.

3.     Items impacting comparability for the three and nine months ended September 30, 2006 reflect the recovery of approximately $55 million ($0.15 per common share) and $77 million ($0.21 per common share), after-tax, respectively, of Scheduling Coordinator, or SC, costs, incurred from April 1998 through September 2006, which were determined by the Federal Energy Regulatory Commission, or FERC, to be recoverable through the transmission revenue balancing account, or TRBA.

4.     Items impacting comparability for the nine months ended September 30, 2006 reflect an increase of approximately $18 million ($0.05 per common share), after-tax, in the estimated cost of environmental remediation associated with the Utility’s gas compressor station located near Hinkley, California, as a result of changes in the California Regional Water Quality Control Board’s imposed remediation levels.

5.     Items impacting comparability for the three and nine months ended September 30, 2006 reflect the recovery of approximately $28 million ($0.08 per common share), after-tax, of previously recorded net interest expense on the Power Exchange Corporation, or PX, liability from April 12, 2004 to February 10, 2005, in the Energy Recovery Bond Balancing Account as a result of completion of the verification audit by the California Public Utilities Commission, or CPUC, in the Utility's 2005 annual electric true-up proceeding.

6.     Items impacting comparability for the nine months ended September 30, 2005 include the net effect of incremental interest costs of approximately $3 million ($0.01 per common share), after-tax, incurred by the Utility through February 10, 2005 related to generator disputed claims in the Utility's Chapter 11 proceeding, which were not considered recoverable.

7.     During the third quarter of 2005, PG&E Corporation received additional information from NEGT regarding income to be included in PG&E Corporation's 2004 federal income tax return. This information was incorporated in the 2004 tax return, which was filed with the IRS in September 2005. As a result, the 2004 federal income tax liability was reduced by approximately $19 million. In addition, NEGT provided additional information with respect to amounts previously included in PG&E Corporation's 2003 federal income tax return. This change resulted in PG&E Corporation's 2003 federal income tax liability increasing by approximately $6 million. These two adjustments, netting to $13 million, were recognized in income from discontinued operations in the third quarter of 2005.

Reconciliation of Pacific Gas and Electric Company’s Earnings from Operations to Consolidated Net Income in Accordance with GAAP
Third Quarter and Year-to-Date, 2006 vs. 2005
(in millions)

	Three months ended September 30,		Nine months ended September 30,
	Earnings		Earnings (Loss)
	2006	2005	2006	2005

Pacific Gas and Electric Company Earnings from Operations (1)	$292	$244	$729	$738
Items Impacting Comparability (2)
Scheduling Coordinator Cost Recovery (3)	55	-	77	-
Environmental Remediation Liability (4)	-	-	(18)	-
Recovery of Interest on PX Liability (5)	28	-	28	-
Energy Crisis/Chapter 11 Interest Costs (6)	-	-	-	(3)
Total	83	-	87	(3)
Pacific Gas and Electric Company Earnings on a GAAP basis	$375	$244	$816	$735

1.     Earnings from operations exclude items impacting comparability.

2.    Items impacting comparability reconcile earnings from operations with consolidated net income as reported in accordance with GAAP.

3.     Items impacting comparability for the three and nine months ended September 30, 2006 reflect the recovery of approximately $55 million and $77 million, after-tax, respectively, of SC costs incurred from April 1998 through September 2006, which were determined by FERC to be recoverable through the TRBA.

4.    Items impacting comparability for the nine months ended September 30, 2006 reflect an increase of approximately $18 million, after-tax, in the estimated cost of environmental remediation associated with the Utility’s gas compressor station located near Hinkley, California, as a result of changes in the California Regional Water Quality Control Board’s imposed remediation levels.

5.     Items impacting comparability for the three and nine months ended September 30, 2006 reflect the recovery of approximately $28 million, after-tax, of previously recorded net interest expense on the PX liability from April 12, 2004 to February 10, 2005, in the Energy Recovery Bond Balancing Account as a result of completion of the verification audit by the CPUC in the Utility's 2005 annual electric true-up proceeding.

6.     Items impacting comparability for the nine months ended September 30, 2005 include the net effect of incremental interest costs of approximately $3 million, after-tax, incurred by the Utility through February 10, 2005 related to generator disputed claims in the Utility’s Chapter 11 proceeding, which were not considered recoverable.

PG&E Corporation Earnings per Common Share from Operations
Third Quarter 2006 vs. Third Quarter 2005
($/Share, Diluted)

Q3 2005 EPS from Operations (1)	$0.62
Share variance	0.05
Effect of increase in authorized return on equity	0.01
Electric transmission revenue	0.01
Gas transmission revenue	0.02
LTD Plan savings	0.02
Recovery of energy supplier litigation costs	0.03
Tax benefit for capital loss utilization	0.05
Reduction in litigation settlements (2)	0.02
Refund of overcollection (2)	0.03
Miscellaneous items	0.04

ERB Series 2 equity carrying cost credit	(0.04)
Q3 2006 EPS from Operations (1)	$0.86

Year-to-Date 2006 vs. Year-to-Date 2005
($/Share, Diluted)

Q3 2005 YTD EPS from Operations (1)	$1.87
Share variance	0.15
Effect of increase in authorized return on equity	0.02
Electric transmission revenue	0.01
Gas transmission revenue	0.05
LTD Plan savings	0.02
Recovery of energy supplier litigation costs	0.03
Tax benefit for capital loss utilization	0.05
Environmental remediation (2)	0.04
Reduction in litigation settlements (2)	0.02
Refund of overcollection (2)	0.03
Miscellaneous items	0.03

ERB Series 2 equity carrying cost credit	(0.12)
Diablo Canyon refueling outage timing	(0.07)
Elimination of earnings on the settlement regulatory asset (Q1 of 2005)	(0.04)
Q3 2006 YTD EPS from Operations (1)	$2.09

1.    See attached tables for a reconciliation of earnings per common share, or EPS, from operations to EPS on a GAAP basis.
2.    Incurred in 2005 with no similar cost in 2006.

PG&E Corporation Earnings per Common Share (EPS) Guidance

2006 EPS Guidance

	Low	High
EPS Guidance on an Earnings from Operations Basis	$2.45	$2.55

Estimated Items Impacting Comparability
Scheduling Coordinator Cost Recovery	$0.21	$0.21
Environmental Remediation Liability	(0.05)	(0.05)
Recovery of Interest on PX Liability	0.08	0.08

EPS Guidance on a GAAP Basis	$2.69	$2.79

2007 EPS Guidance

	Low	High
EPS Guidance on an Earnings from Operations Basis	$2.65	$2.75

Estimated Items Impacting Comparability	$0.00	$0.00

EPS Guidance on a GAAP Basis	$2.65	$2.75

Management's statements regarding 2006 and 2007 guidance for earnings from operations per common share for PG&E Corporation constitute forward-looking statements that are based on current expectations and assumptions which management believes are reasonable, including that the Utility earns its authorized rate of return. These statements and assumptions are necessarily subject to various risks and uncertainties the realization or resolution of which are outside of management's control. Actual results may differ materially. Factors that could cause actual results to differ materially include:
·	Unanticipated changes in operating expenses or capital expenditures, which may affect the Utility’s ability to earn its authorized rate of return;
·	How the Utility manages its responsibility to procure electric capacity and energy for its customers;
·	The adequacy and price of natural gas supplies, the ability of the Utility to manage and respond to the volatility of the natural gas market for its customer;
·
The operation of the Utility’s Diablo Canyon nuclear power plant, which could cause the Utility to incur potentially significant environmental costs and capital expenditures, and the extent to which the Utility is able to timely increase its spent nuclear fuel storage capacity at Diablo Canyon;

·
Whether the Utility is able to recognize the anticipated cost benefits and savings expected to result from its efforts to improve customer service through implementation of specific initiatives to streamline business processes and deploy new technology;

·	The outcome of proceedings pending at the FERC and the CPUC, including the Utility’s 2007 General Rate Case and the Utility’s application for approval of new long-term generation resource commitments;
·
How the CPUC administers the capital structure, stand-alone dividend, and first priority conditions of the CPUC’s decisions permitting the establishment of holding companies for the California investor-owned electric utilities, and the outcome of the CPUC's new rulemaking proceeding concerning the relationship between the California investor-owned energy utilities and their holding companies and non-regulated affiliates;

·	The impact of the recently adopted Energy Policy Act of 2005 and future legislative or regulatory actions or policies affecting the energy industry;
·
Whether the Utility is determined to be in compliance with all applicable rules, regulations, tariffs and orders relating to electricity and natural gas operations, including those related to the procurement of renewable energy, resource adequacy, greenhouse gas emissions, electric reliability standards, and billing and collection practices, and the extent to which a finding of non-compliance could result in customers refunds, penalties or other non-recoverable expenses;

·	Increased municipalization and other forms of bypass in the Utility’s service territory; and
·	Other factors discussed in PG&E Corporation’s SEC reports.